Exhibit 99.1
FOR IMMEDIATE RELEASE
Clean Diesel Technologies, Inc. Announces $3 Million Convertible Notes Financing
Ventura, CA — April 11, 2011 — Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (the “Company”), a cleantech emissions reduction company, announced today it has entered into a binding agreement with an existing investor (the “Investor”) to issue to the Investor $3 million principal amount of its 8.0% Subordinated Convertible Notes (the “Notes”). Completion of the Notes financing is expected to occur not later than May 10, 2011. The offer and sale of the Notes is being made in reliance upon Regulation S under the Securities Act of 1933.
The Notes, which will be issued at 100% of face amount, will be convertible at the option of the Investor into shares of the Company’s common stock at a fixed conversion price of $7.044 per share, which is equal to 120% of the consolidated closing bid price on April 8, 2011, subject to specified notice requirements and a limitation on the number of shares into which the Notes convert equal to 369,853 shares of common stock.
The Notes will have a stated maturity of five years, although the Investor will have the right to require the Company to redeem the Notes at any time after November 11, 2012 at a price equal to 100% of the face amount plus accrued and unpaid interest through the date of redemption. The Notes will also provide that the Company has the option to redeem the Notes at any time at a price equal to 100% of the face amount plus accrued and unpaid interest through the date of redemption. Net proceeds from the sale of the Notes will be used for general working capital purposes. The Notes will be unsecured obligations of the Company and subordinated to existing and future secured indebtedness of the Company.
This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities of the Company. The Notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States or to U.S. persons without registration or pursuant to an applicable exemption from the registration requirements.
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

About Clean Diesel Technologies, Inc.
Clean Diesel Technologies (“CDT”) is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDT utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction; Platinum Plus® Fuel-Borne Catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDT is headquartered in Ventura, California, along with its wholly-owned subsidiary, Catalytic Solutions, Inc., and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden as well as an Asian joint venture. For more information, please visit www.cdti.com and www.catsolns.com.
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Contact Information:
Kristi Cushing, Investor Relations Manager
Tel: +1 (805) 639-9458
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com